Exhibit 99.1

HyreCar Reports Third Quarter 2018 Financial Results; Revenue Increases 224% to $2.7 Million; Gross Profit Margin Expands Significantly to 54.0%

FY 2018 Revenues Expected to Range Between $9.75-$10.25 Million; Gross Profit Expected to Range Between $4.5-$5.0 Million

LOS ANGELES, November 8, 2018 – HyreCar Inc. (NASDAQ: HYRE), the car sharing marketplace for ride sharing, today reported financial results and provided a corporate update for the third quarter ended September 30, 2018.

Financial Summary:

	Three Months Ended September 30,		Year-over-Year
	2018	2017	% Change
Revenues	$2.7 million	$0.8 million	224.3%
Gross Profit	$1.5 million	$0.1 million	1,144%
Gross Profit Margin	54.0%	14.1%	283.8%
Net Loss	$(1.8) million	$(1.3) million	(38.0%)
Earnings per Share (Fully-Diluted)	$(0.15)	$(0.28)	46.4%

	Nine Months Ended September 30,		Year-over-Year
	2018	2017	% Change
Revenues	$6.7 million	$2.0 million	239.7%
Gross Profit	$3.0 million	$0.2 million	1,208%
Gross Profit Margin	44.2%	11.5%	284.3%
Net Loss	$(8.6) million	$(2.9) million	(198%)
Earnings per Share (Fully-Diluted)	$(1.15)	$(0.68)	(69.1%)

Recent Operational Highlights:

●	Grew Rental Days to 105,261 in the third quarter of 2018, a 136% increase when compared to 44,527 in the third quarter of 2017 and a sequential increase of 13% when compared to 93,208 in second quarter of 2018.
●	Added 2,424 new unique drivers in the third quarter of 2018, a 93% increase when compared to 1,253 in the third quarter of 2017 and a sequential increase of 32% when compared to 1,836 in the second quarter of 2018.
●	Strengthened the management team with the addition of Scott Brogi, an accomplished financial executive as Chief Financial Officer, and Henry Park, a widely respected digital marketing thought leader as Chief Operating Officer.
●	Established the following strategic partnerships:
○	DriveItAway, a leading car dealer focused shared mobility company, to enable owners of dealerships or fleets of vehicles to capitalize on the Mobility-as-a-Service (MaaS) market by connecting them with drivers on HyreCar’s car-sharing marketplace;
○	National Independent Automobile Dealers Association (NIADA) via the DriveItAway Partnership, providing NIADA’s 17,000 dealership members access to HyreCar’s car sharing platform and an opportunity to rapidly enter the MaaS market;
○	PassTime, to offer advanced vehicle asset tracking and inventory management to vehicle owners on the HyreCar platform, strengthening HyreCar’s value proposition amongst automotive dealers;
○	Shift Technology to leverage its proprietary AI-driven fraud detection solution to optimize HyreCar’s insurance claims processes and deliver an exceptional customer experience to all parties; TIKD, a leading liability management solutions provider to the shared mobility industry, to launch a pilot program to integrate its seamless ticket management experience into the HyreCar platform;
○	Joint venture with commercial insurance industry veterans to create an insurance captive designed to offer unique products for carsharing in the ridesharing space.

Management Commentary:

“I am pleased to announce record growth in the third quarter of 2018, which stemmed directly from increased platform adoption by both automotive dealerships and rideshare drivers,” said Joe Furnari, Chief Executive Officer of HyreCar. “As automotive dealers are faced with more change and uncertainty than at any point in their existence, the incentive to list vehicles on the HyreCar platform and participate in the exciting Mobility as a Service industry is greater than ever before. This represents a significant opportunity in our goal to gain critical mass in the marketplace.

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“Participation in the HyreCar platform truly presents a win-win situation for all participants, providing aspiring rideshare drivers with a reliable, low-cost source for insured vehicles, while automotive dealers gain a new pool of prospective buyers and simultaneously diversify their businesses into the Mobility as a Service industry. HyreCar currently generates more than 30,000 new driver leads per month, representing an immense growth opportunity as we continue to scale and bring institutional vehicle supply online.”

“We are continuing our steady pace of operational execution throughout all areas of our business. We are increasingly well known at all levels of the industry and are now universally recognized as a thought leader within the shared mobility arena. Our recent strategic partnerships, such as those with TIKD, PassTime and Shift, further bolster our value proposition to institutional vehicle supply sources – from which we fully expect to drive strong sequential growth. In addition, our revenue and gross profit growth has positioned us well to reach our stated goal of becoming cash flow positive by the second quarter of 2019,” concluded Furnari.

Third Quarter 2018 Financial Results

Total revenue in the third quarter of 2018 increased 224% to a record $2.7 million, compared to $0.8 million in the third quarter of 2017. Sequentially, this represents an increase of 18% when compared to revenue of $2.3 million in the second quarter of 2018. The revenue increases were primarily due to the growth of the Company’s business, which resulted from the expansion of the sales team and increased digital marketing spend and brand awareness.

Gross profit in the third quarter of 2018 increased to $1.5 million, compared to $0.1 million in the same year-ago quarter. Gross profit margin in the third quarter of 2018 increased significantly to 54%, compared to 14% in the same year-ago quarter. Margin expansion was driven by increases in driver revenue and referral income.

Total operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, were $3.2 million in the third quarter of 2018, compared to $1.4 million in the same quarter of 2017. The increase in operating expenses was primarily due to expanding selling, general and administrative expenses to support revenue growth.

Net loss in the third quarter of 2018 totaled $1.8 million, or $(0.15) per share, compared to a net loss of $1.3 million, or $(0.28) per share, in the same quarter of 2017. The increase in net loss is primarily due to expanding operating expenses to support revenue growth.

Cash at September 30, 2018 totaled $8.7 million, compared to $11.9 million at June 30, 2018.

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Full Year 2018 Revenue Guidance

For the full year ending December 31, 2018, HyreCar expects revenues to range between $9.75 to $10.25 Million. The Company expects gross profit for the full year ending December 31, 2018 to range between $4.5 to $5.0 Million.

Conference Call

Management will host an investor conference call at 2:00 p.m. Pacific Standard Time on November 8, 2018, to discuss HyreCar’s third quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants.

To participate, please use the following information:

Date: Thursday, November 8, 2018

Time: 2:00 p.m. Pacific Standard Time (5:00 p.m. Eastern Standard Time)

U.S. Dial-in: 1-800-263-0877

International Dial-in: 1-646-828-8143

Conference ID: 8958715

Webcast: http://public.viavid.com/index.php?id=131907

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through November 15, 2018. To listen to the replay, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 8958715.

A webcast will also be available for 90 days on the IR section of the HyreCar website or by clicking here.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) actively operates in 50 states plus the District of Columbia. The Company’s carsharing marketplace for ridesharing was created to leverage technology and establish a presence in automotive asset sharing. Drivers and vehicle owners alike can utilize the platform to create an opportunity for themselves where one did not previously exist. By providing a safe, secure, and reliable marketplace, HyreCar helps both parties come together– one driver, one vehicle, one road at a time. For more information, please visit www.hyrecar.com.

HyreCar prepares and publicly release quarterly unaudited financial statements prepared in accordance with GAAP.

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Forward Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s partnerships and technology solutions, its ability to add and maintain additional car listings from car dealers and consumer demand for cars to be used for ridesharing, may constitute forward looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s Prospectus, dated June 26, 2018, and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

Media Relations:

Ronjini Joshua

The Silver Telegram

HyreCar@thesilvertelegram.com

Investor Contact:

Ted Haberfield

President, MZ Group – MZ North America

HYRE@mzgroup.us

www.mzgroup.us

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HyreCar Inc.

BALANCE SHEETS

(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$8,671,099	$213,944
Accounts receivable	128,600	41,000
Deferred offering costs	-	135,608
Deferred expenses	13,988	35,153
Other current assets	139,651	118,020
Total current assets	8,953,338	543,725

Property and equipment, net	3,570	-
Intangible assets, net	67,689	-
Other assets	90,000	90,000
Total assets	$9,114,597	$633,725

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$784,538	$1,355,064
Accrued liabilities	404,340	119,226
Deferred revenue	44,602	47,718
Related party advances	9,629	9,629
Note payable, net of discount	-	46,368
Notes payable - related party, net of discount	-	278,607
Settlement payable	-	24,444
Total current liabilities	1,243,109	1,881,056

Total liabilities	1,243,109	1,881,056

Commitments and contingencies (Note 3)	-	-

Stockholders’ deficit:
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 0 and 2,429,638 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	-	1,591,886
Common stock, 50,000,000 share authorized, par value $0.00001, 11,708,041 and 5,252,953 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	117	52
Additional paid-in capital	21,728,618	2,553,672
Subscription receivable - related party	(7,392)	(140,087)
Accumulated deficit	(13,849,855)	(5,252,854)
Total stockholders’ deficit	7,871,488	(1,247,331)
Total liabilities and stockholders’ deficit	$9,114,597	$633,725

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HyreCar Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended September 30, 2018	Three Months ended September 30, 2017	Nine Months ended September 30, 2018	Nine Months ended September 30, 2017
Revenues	$2,685,952	$828,285	$6,673,634	$1,964,854

Cost of revenues	1,235,702	711,724	3,723,121	1,739,202

Gross profit	1,450,250	116,561	2,950,513	225,652

Operating Expenses:
General and administrative	1,210,436	479,485	5,256,169	1,157,587
Sales and marketing	1,421,363	678,341	3,097,586	1,349,277
Research and development	587,966	225,743	1,110,011	422,810
Total operating expenses	3,219,765	1,383,569	9,463,766	2,929,674

Operating loss	(1,769,515)	(1,267,008)	(6,513,253)	(2,704,022)

Other (income) expense:
Interest expense	3,261	21,251	2,039,719	175,615
Other (income) expense	6,678	-	44,029	728
Total other (income) expense	9,939	21,251	2,083,748	176,343

Loss before provision for income taxes	(1,779,454)	(1,288,259)	(8,597,001)	(2,880,365)

Provision for income taxes	-	800	-	800

Net loss	$(1,779,454)	$(1,289,059)	$(8,597,001)	(2,881,165)

Weighted average shares outstanding - basic and diluted	11,708,041	4,614,356	7,496,175	4,216,986
Weighted average net loss per share - basic and diluted	$(0.15)	$(0.28)	$(1.15)	$(0.68)

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